Exhibit 99.1

Boxlight Announces Acquisition of Qwizdom

Company Release - 6/25/2018 8:30 AM ET

Accelerates software strategy and strengthens software development resources

LAWRENCEVILLE, Ga.--(BUSINESS WIRE)-- Boxlight Corporation (Nasdaq: BOXL), a leading provider of interactive technology solutions for the global education market, today announced it has completed the acquisition of Qwizdom, an education software company providing classroom presentation and engagement solutions. The combined emphasis on collaborative software that improves classroom learning results in a win-win partnership for both companies and for the collective customer base. Under the terms of the agreement, Boxlight acquired Qwizdom for cash, debt and common stock valued at approximately $2.5 million.

Founded in 1984 by a science teacher who wanted to improve “in the moment” learning, Qwizdom develops software and hardware solutions that are quick to implement and designed to increase participation, provide immediate data feedback, and, most importantly, accelerate and improve comprehension and learning. The company has offices outside Seattle WA and Belfast N. Ireland and delivers products in 44 languages to customers around the world through a network of partners. Over the last three years alone, over 80,000 licenses have been distributed for the company’s Oktopus interactive whiteboard software and Ximbus, Blend, and Actionpoint360 online solutions.

“We are thrilled to announce that Qwizdom has been acquired by Boxlight. Both companies share a commitment to delivering innovative, easy-to-implement, research-based software solutions, and our cultures and products align exceedingly well,” said Darin Beamish, chief executive officer, Qwizdom Inc. “We will continue to deliver world-class software solutions through our existing partners, and can meet partner and market needs faster by leveraging Boxlight’s considerable resources as a publicly traded company.”

Industry software veteran and Qwizdom CEO, Darin Beamish, will assume the additional role of vice president software development at Boxlight and manage the global comprehensive software product roadmap with the aim to advance comprehension and learning, and accelerate and improve student outcomes. Beamish will continue to enhance the Qwizdom software platform while also leading software development for the Mimio classroom solution suite.

“I want to welcome Darin, the Qwizdom team, respected partners and loyal customers,” said Mark Elliott, chief executive officer of Boxlight. “We admire the leadership team’s tremendous expertise and valued partner relationships and look forward to advancing Qwizdom’s software offerings. Our primary goal is to deliver incremental value while protecting the integrity of our collective assets. Our two companies share synergies and we are dedicated to focus on our expansion strategy of emerging as a global leader and provider of interactive technologies.”

About Boxlight Corporation

Boxlight Corporation (Nasdaq: BOXL) (“Boxlight”) is a leading provider of technology solutions for the global learning market. The company aims to improve learning and engagement in classrooms and to help educators enhance student outcomes, by developing the products they need. The company develops, sells, and services its integrated, interactive solution suite including software, classroom technologies, professional development and support services. For more information about the Boxlight story, visit http://www.boxlight.com.

About Qwizdom

Founded in 1984, Qwizdom is a software development company based in Seattle WA and Belfast N. Ireland, who is dedicated to helping customers communicate, teach, and learn more effectively using technology. The company is focused on providing dynamic tools and materials that boost active engagement, provide instant results and simplify tracking performance data over time. Qwizdom products are used in thousands of schools and by major corporations around the world.

Forward Looking Statements

This press release may contain information about Boxlight's view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements because of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its development and introduction of new products and services, marketing and other business development initiatives, competition in the industry, etc. Boxlight encourages you to review other factors that may affect its future results in Boxlight’s filings with the Securities and Exchange Commission.

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Source: Boxlight Corporation